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                                                                      EXHIBIT 10



November 6, 2000


Mr. Prakash R. Mulchandani
2364 Collins Drive
Worthington, OH  43085

Dear Prakash:

Subject:  Mutually Agreed Upon Separation

This letter confirms the substance of our conversations over the past few weeks regarding a mutually agreed upon separation between you and the Company. We emphasize that your acceptance of this agreement is completely voluntary. ArvinMeritor agrees to provide you the following:

     1. You will continue to support the Office of the Chairman for the balance of calendar year 2000.

     2. Beginning January 1, 2001, through February 28, 2003, you will receive separation pay equal to twenty six months of pay (at your current compensation), spread equally over the above separation period. The above separation period is inclusive of unused vacation for calendar year 2000.

     3. You will be eligible to receive incentive compensation plan (ICP) payments for fiscal year 2000 and a prorated payment for the time worked (three months out of 12 months) in fiscal year 2001. Such payments will be made under applicable formulas. Final award determination, if any, is subject to Board of Directors' approval.

     4. You will be eligible to receive long term incentive plan (LTIP) payments based on your grant letters for FY1998-2000, FY1999-2001 and FY2000-2002 plan years as follows:

          - FY1998-2000 LTIP will be paid in December, 2000, pending Board of Directors' approval based on the applicable formulas.

          - FY1999-2001 LTIP will be paid in December, 2001, pending Board of Directors' approval, based on the applicable formulas on a prorated basis (27 months out of 36 months).

          - FY2000-2002 LTIP will be paid in December, 2002, pending Board of Directors' approval based on the applicable formulas on a prorated basis (15 months out of 36 months).


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Prakash R. Mulchandani
November 6, 2000
Page Two



          - Upon your termination date of February 28, 2003, you will receive immediate vesting of all outstanding stock options. We will extend the time to exercise your stock options three years (February 28, 2006), which is not beyond the expiration date specified in any grants. If you elect to retire upon the termination date of February 28, 2003 or before, your stock options will vest and become exercisable in accordance with the Long Term Incentives Plan provisions.

     5. Your present Company vehicle may be driven at Company expense through your separation period until February 28, 2003, at which time you may purchase it at its book or wholesale value, whichever is less.

     6. You will continue to be provided financial counseling reimbursement at your current annual rate until February 28, 2003.

     7. Short and long term disability coverage will be in effect through December 31, 2000.

     8. Medical, dental, life insurance and AD&D coverage will remain in force through February 28, 2003. Based upon your age at that time, you will be eligible to retire. Your continuation of coverage options will depend upon your decision regarding retirement and are summarized below.

          If you elect to retire at that point:

          You will be eligible for retiree medical and life insurance coverage based upon the terms of the program in place at that time. Details of the current premium requirements can be found in the Salaried Service Based Retirees and Surviving Spouses Health & Welfare Benefits Program Summary Plan Description. You will be entitled to continue your dental coverage at your own expense for a period of up to eighteen months under COBRA. If you have Aetna universal life insurance. it may be converted to an individual policy. AD&D coverage will terminate.

          If you do not elect to retire at that point:

          You will be entitled to continue your medical and dental coverage at your own expense for a period of up to eighteen months under COBRA. If you have Aetna universal life insurance it may be converted to an individual policy. AD&D coverage will terminate. When you ultimately elect to retire you will be eligible for retiree medical and life insurance coverage based upon the terms of the program in place at that time.


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Prakash R. Mulchandani
November 6, 2000
Page Three


     9. You will receive Company sponsored outplacement assistance from the outplacement firm of your choice under the executive management program.

     10. You will be eligible to continue to participate in the Company savings plan through February 28, 2003. If you wish to change your contribution level or change the direction of your investments, you will need to call T. Rowe Price at 1-800-922-9945.

     11. Based on your age and credited service with Meritor and its predecessor, you will have met the early retirement requirements under the Meritor and Rockwell Retirement Plans as of the end of your separation period. You can elect to retire at any time and will be able to do so by contacting the Meritor Retirement Center at 1-888-869-3772 and the Rockwell Retirement Center at 1-800-236-3071.

     12. Your compensation checks will be mailed to your home or direct deposited unless you specify otherwise. Please let us know in writing if you change your address.

     13. You will keep confidential and not disclose to any other person other than your spouse, accountant, financial advisor and/or attorney the existence of this agreement, its substance or any discussions or information relating to it.

     14. You also agree to and hereby release and waive any and all claims and rights you may have or may believe you have against ArvinMeritor, its officers, directors, employees or agents relating to or arising out of your employment or your separation including any claim or right in contract, tort and based on or arising under any federal or state statutes, including the Age Discrimination in Employment Act. You shall refrain from making disparaging comments about the Company and/or its management. This agreement does not extend to your rights under any retirement benefit plan of ArvinMeritor or other future rights.

     15. ArvinMeritor shall have the right to terminate this agreement at any time if you materially breach any of the obligations stated herein under this agreement.



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Prakash R. Mulchandani
November 6, 2000
Page Four


     16. You acknowledge that you have been advised to consult with an attorney prior to signing this agreement. You also acknowledge, understand and agree that this agreement is voluntarily entered into by you in consideration of the undertakings by ArvinMeritor as set forth herein and is consistent in all respect with the discussions by ArvinMeritor personnel with you relating to your separation.

     17. Based upon your departure from the Company, you agree for a period of thirty-six months following the date of your departure (December 31, 2000) that you will not solicit for employment any other ArvinMeritor employee or to join or start a business that competes with ArvinMeritor's Commercial Vehicle Systems business unit. You also agree that you will not disclose, nor will you use any ArvinMeritor proprietary information.

     18. This agreement is a complete and final agreement between ArvinMeritor and its successors and Prakash R. Mulchandani, and supercedes all other offers, agreements, and negotiations except for the Invention Assignment Agreement which remains in full force.

     19. You will have until December 5, 2000, in which to consider this final agreement, and you may revoke this agreement within seven days of signing. This agreement will not become effective until the revocation period has expired.


Sincerely,



Gary L. Collins
Senior Vice President
Human Resources

cc:   L. D. Yost                                     Accepted and agreed to:
      V. W. Hunt

                                                     ---------------------------
                                                       Prakash R. Mulchandani


                                                     ---------------------------
                                                               Date


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November 21, 2000



Mr. Prakash R. Mulchandani
2364 Collins Drive
Worthington, OH 43085

Dear Prakash:

The purpose of this letter is to supplement and amend my letter to you dated November 6, 2000 ("Separation Letter"), in which we set out the conditions regarding your separation of employment with ArvinMeritor Inc.

Paragraph 19 of the Separation Letter is amended as follows:

19. You will have until December 5, 2000, in which to consider this final agreement, and you may revoke this agreement within seven days of signing. This agreement will not become effective until the revocation period has expired.

As we discussed on November 21, 2000, we agreed to add the following paragraphs to the Separation Letter:

20. You will be reimbursed any legal fees incurred in connection with enforcing this agreement.

21. You will continue your company sponsored country club membership eligibility through your separation period until February 28, 2003, at which time you may retain the membership by reimbursing the company for its equity interest in the club.

22. You will continue to accrue credited service under the Pension Plan through your separation period.

Except as noted above, this letter does not supercede the Separation Letter in any way.


Sincerely,                            Accepted and Agreed to:



Gary L. Collins            -----------------------------------   ---------------
Senior Vice President             Prakash R. Mulchandani               Date
Human Resources

cc:  L. D. Yost
     V. W. Hunt



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December 4, 2000



Mr. Prakash R. Mulchandani
2364 Collins Drive
Worthington, OH 43085

Dear Prakash:

The purpose of this letter is to supplement and amend my letter to you dated November 6, 2000 ("Separation Letter"), in which we set out the conditions regarding your separation of employment with ArvinMeritor Inc.

Paragraph 17 of the Separation Letter is hereby amended as follows:

23. Based upon your departure from the Company, you agree for a period of thirty-six months following the date of your departure (December 31, 2000) that you will not solicit for employment any other ArvinMeritor employee or to join or start a business that competes with ArvinMeritor's Commercial Vehicle Systems business unit. Notwithstanding the foregoing, the specific companies that would be deemed as competing against ArvinMeritor's Commercial Vehicle Systems business unit are:

               Powertrain; Eaton; Dana; Hendrickson; Dirona; American Axle; Knorr Bremsen; and ZF

      In the event there is any question as to direct or indirect competition, you agree to obtain approval from ArvinMeritor in writing prior to commencement of employment with the company which could be in competition. You also agree that you will not disclose, nor will you use any ArvinMeritor proprietary information.

Except as noted above, this letter does not supercede the Separation Letter in any way.


Sincerely,                            Accepted and Agreed to:



Gary L. Collins            -----------------------------------   ---------------
Senior Vice President             Prakash R. Mulchandani               Date
Human Resources

cc:  L. D. Yost
     V. W. Hunt